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THRIVENT SERIES FUND, INC.
625 Fourth Avenue South
Minneapolis, Minnesota  55415

January 30, 2005


Bruce J. Nicholson, President
Thrivent Investment Management Inc.
625 Fourth Avenue South
Minneapolis, Minnesota  55415

Dear Mr. Nicholson:

This letter is to confirm to you that Thrivent Series Fund, Inc. (the "Fund") has created five new series of shares to be known as Thrivent Partner Mid Cap Value Portfolio, Thrivent Aggressive Allocation Portfolio, Thrivent Moderately Aggressive Allocation Portfolio, Thrivent Moderate Allocation Portfolio, and Thrivent Moderately Conservative Allocation Portfolio, and that pursuant to
Section 1 of the Administration Contract dated January 1, 2004, between the Fund and Thrivent Financial for Lutherans (the "Agreement"), the Fund desires to retain you to provide administrative management and services under the Agreement to each of the above-referenced Portfolios as a "Portfolio" covered by the Agreement for an annual fee equal to 0.03 percent (0.03%) of each Portfolio's average daily net assets and under such other terms as provided for in the Agreement.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

THRIVENT SERIES FUND, INC.


By:
   -----------------------------------
    Pamela J. Moret, President


ACCEPTED AND AGREED TO:

THRIVENT FINANCIAL FOR LUTHERANS


By:
   -----------------------------------
    Bruce J. Nicholson, President and CEO